EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective as of October 12, 2015 (the “Effective Date”), is made and entered into by and between VAALCO Energy, Inc., a Delaware corporation (hereafter “Company”) and Gayla Cutrer (hereafter “Executive”).  The Company and Executive may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company desires to continue to secure the employment services of Executive subject to the terms and conditions hereafter set forth; and

WHEREAS, Executive is willing to enter into this Agreement upon the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of Executive’s employment with the Company, and the mutual promises, covenants and obligations contained herein, the Parties hereby agree as follows:

ARTICLE 1

EMPLOYMENT AND DUTIES

1.1Definitions.  In addition to the terms defined in the text hereof, terms with initial capital letters as used herein have the meanings assigned to them, for all purposes of this Agreement, in the Definitions Appendix hereto, unless the context reasonably requires a broader, narrower or different meaning.  The Definitions Appendix, as attached hereto, is part of this Agreement and incorporated herein.

1.2Employment; Effective Date.  Effective as of the Effective Date and continuing for the Employment Period (as defined in Section 2.1), the Executive’s employment by the Company shall be subject to the terms and conditions of this Agreement.

1.3Positions.  As of the Effective Date, the Executive will continue to serve as the Executive Vice President of the Company. Executive shall be subject to direction, oversight and supervision provided by the CEO or the Board.

Beginning effective November 1, 2015 (the “Status Change Date”) through the Termination Date as defined in Section 2.1 (the “Transition Period”), Employee shall be considered a full-time employee of the Company but is only required to work in the Company’s offices at least twenty percent (20%) of her previous normal work schedule for the Company, as such schedule was effective immediately prior to the Status Change Date (unless otherwise mutually agreed between the Employee and Company), and be available on request by telephone for the remainder of her previous normal work schedule.  During the Transition Period while still employed by the Company, Employee shall (a) be entitled to receive her salary and benefits as in effect immediately prior to the Status Change Date, and (b) perform such job duties as are directed by the CEO or the Board, including, without limitation, providing training and other assistance to any Person who is assuming any of her job duties for the Company or any of its Affiliates after the Transition Period.

1.4Duties and Services.  The Executive agrees to serve in the position referred to in Section 1.3,  and to perform diligently and to the best of her abilities the duties and services appertaining to such position, as well as such additional duties and services that are assigned to her by the CEO and/or Board.  The Executive’s employment shall also be subject to the policies maintained and established by the Company from time to time, as the same may be amended or otherwise modified by the Company in its discretion.

Executive shall at all times use her best efforts to in good faith comply with United States and foreign laws applicable to Executive’s actions on behalf of the Company and its Affiliates.  Executive understands and agrees that she may be required to travel at times for purposes of the Company’s business.

1.5Other Interests.  The Executive agrees that, during the Employment Period, she will devote her primary business time, energy and best efforts to the business and affairs of the Company and its Affiliates, and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company or an Affiliate, except with the consent of the CEO or the Board.

1.6Duty of Loyalty.  The Executive acknowledges and agrees that she owes a fiduciary duty of loyalty, fidelity, and allegiance to use her best efforts to act at all times in the best interests of the Company and its Affiliates.  In keeping with these duties, the Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business, and she shall not appropriate for her own benefit any business opportunity concerning the subject matter of such fiduciary relationship.

ARTICLE 2

TERM AND TERMINATION OF EMPLOYMENT

2.1Term of Employment.  Unless sooner terminated by either Party, the Company agrees to continue to employ the Executive for the period beginning on the Effective Date and ending on January 2, 2016 (the “Term of Employment”).  The Company and Executive shall each have the right to give a notice of termination at will, with or without cause, at any time, subject to the terms and conditions of this Agreement regarding the rights and duties of the Parties upon termination of employment.

The entire period from the Effective Date through the date of Executive’s termination of employment with the Company for whatever reason (the “Termination Date”), shall be referred to herein as the “Employment Period.”

2.2Notice of Termination.  If the Company or the Executive desires to terminate the Executive’s employment hereunder at any time for any reason, such Party shall do so by giving written notice of termination to the other Party; provided, however, that no such action shall amend any provision of this Agreement without the consent of each Party.

2.3Resignations.  Upon the termination of the Executive’s employment hereunder for any reason, unless otherwise requested by the CEO or the Board, Executive shall immediately resign from all officer positions and all boards of directors or committees of the Company or any Affiliates of which she is a member.  The Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but she shall be treated for all purposes as having so resigned upon termination of her employment, regardless of when or whether she executes any such documentation.

ARTICLE 3

COMPENSATION AND BENEFITS

3.1Base Salary.  During the Employment Period, the Executive shall receive a base salary of $25,011 per month, which shall be prorated for any period of less than one month (the “Base Salary”).  The Base Salary shall be paid in installments in accordance with the Company’s standard payroll policy.

3.2Annual Bonuses.  For the 2015 calendar year during the Employment Period, the Executive shall be eligible to receive an annual cash bonus (the “2015 Annual Bonus”) under the Company’s annual incentive cash bonus plan for executives (the “2015 Bonus Plan”), in an amount and at a time to be determined by the Compensation Committee, based on the corporate performance goals established by the Compensation Committee, in its discretion, at the start of the year pursuant to the terms of the 2015 Bonus Plan.  Under the 2015 Bonus Plan, Executive’s 2015 Annual Bonus shall equal fifty percent (50%) of the Executive’s 2015 annual base salary multiplied by the greater of (a) seventy-five percent (75%) and (b) the percentage established by the Compensation Committee as the Company’s corporate performance under the 2015 Bonus Plan.

In the event that the Employment Period ends before December 31, 2015, Executive shall be entitled to a prorata portion of the 2015 Annual Bonus, as calculated in the prior paragraph.

3.3Equity Awards after the Effective Date.  During the Employment Period on and after the Effective Date, the Executive shall not be eligible for any new grants of restricted stock awards, restricted stock units, stock options or other equity  incentive awards from the Company.

3.4Business and Entertainment Expenses.  Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its executives generally, the Company shall reimburse the Executive for, or pay on behalf of the Executive, the reasonable and appropriate expenses that are incurred by the Executive in furtherance of the Company’s business.

3.5Vacation.  During the Term of Employment, the Executive shall be entitled to use her remaining accrued but unused days of paid vacation for the remainder of the 2015 calendar year, in accordance with the Company’s vacation policy, and any accrued but unused days of paid vacation remaining at December 31, 2015 shall be handled in accordance with the Company’s vacation policy.  Executive shall not be entitled to any paid vacation days for the 2016 calendar year.

3.6Employee and Executive Benefits Generally.  During the Employment Period, the Executive shall be eligible for participation in the employee and fringe benefits plans and programs that Company provides generally to its employees, including without limitation, retirement, medical, dental, disability and life insurance plans, as in effect from time to time; provided, however, that the Executive acknowledges and agrees that she shall not be a participant in, and she hereby waives any right to participate in, any severance plan (as the same may be amended from time to time) that generally covers the employees of the Company or its Affiliates.

ARTICLE 4

RIGHTS AND PAYMENTS UPON TERMINATION

.

4.1Rights and Payments upon Termination.  Executive’s right to compensation and benefits for periods after the date on which her employment terminates with the Company and all Affiliates (the “Termination Date”) shall be determined in accordance with the Confidential Separation and Release Agreement (the “Separation Agreement”), as set out in Appendix B hereto.

4.2No Duplication of Severance Benefits.    Notwithstanding Section 4.1, if Executive receives or is entitled to receive any severance benefit under any change of control or severance benefits plan, policy, or agreement of the Company or any Affiliate, the amount payable under the Separation Agreement to or on behalf of Executive shall be offset by such other severance benefits payable to or on behalf of Executive.

4.3Separation Agreement.  In order to receive the termination benefits described in the Separation Agreement following the Termination Date,  Executive must first execute the Separation Agreement in substantially the same form as attached hereto as Appendix  B, together with any changes thereto that the Company and Executive mutually deem to be necessary or appropriate to satisfy any applicable law or regulation.

No termination benefits shall be payable or provided by the Company under the Separation Agreement unless and until the Separation Agreement has been executed by Executive, has not been revoked, and is no longer subject to revocation by Executive.  In addition, Executive shall not be entitled to receive any termination benefits as provided under the Separation Agreement if she is terminated for theft, intentional misconduct or gross negligence in the performance of her duties for the Company or its Affiliate.

ARTICLE 5

CONFIDENTIAL INFORMATION AND RESTRICTIVE COVENANTS

5.1Access to Confidential Information.  In connection with her employment and continuing on an ongoing basis during the Employment Period, the Company and its Affiliates will give Executive access to Confidential Information, which Executive did not have access to or knowledge of before the Execution Date.  Executive acknowledges and agrees that all Confidential Information is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors.  Executive further acknowledges and agrees that Executive owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes “trade secrets” under applicable laws, and that unauthorized disclosure or unauthorized use of any Confidential Information would irreparably injure the Company or its Affiliate.

5.2Agreement Not to Use or Disclose Confidential Information.  Both during the term of Executive’s employment and after her termination of employment for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company or its Affiliates, in accordance with the duties assigned to Executive.  Executive shall not, at any time (either during or after the term of Executive’s employment), disclose any Confidential Information to any Person (except other Persons who have a need to know the information in connection with the performance of services for the Company or an Affiliate), or copy, reproduce, modify, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the Company’s premises, without the prior written consent of the CEO or the Board, or their delegates, or permit any other Person to do so.  Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored).  This agreement and covenant applies to all Confidential Information, whether now known or later to become known to Executive.

The Executive shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates, all Confidential Information that has been obtained by the Executive during her employment,  and which is not public knowledge (other than by acts of the Executive or her representatives in violation of this Agreement).

Following the termination of the Executive’s employment with the Company for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by compulsion of law or other legal process, communicate or divulge any Confidential Information to any Person other than to the Company and those designated by it.

The Company has and will disclose to the Executive, or place the Executive in a position to have access to or develop, trade secrets and other Confidential Information of the Company or its Affiliates.  As part of the consideration for this Agreement, and to protect the Confidential Information that has been and will in the future be disclosed or entrusted to Executive, the Company and the Executive have agreed to the confidentiality obligations set forth in this Agreement and they also hereby ratify and confirm any other confidentiality policy of the Company that covers Executive.

5.3Duty to Return Company Documents and Property.  Upon the termination of Executive’s employment with the Company and its Affiliates for whatever reason, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or an Affiliate or relating to their businesses, in Executive’s possession or under her control, and regardless of whether prepared by Executive or others.

Within one (1) Business Day after the end of the Employment Period for whatever reason, the Executive shall return to Company all Confidential Information which is in her possession, custody or control.  If at any time after the Employment Period, Executive determines that she has any Confidential Information in her possession or under her control, she shall immediately return it to the Company, including all copies (including electronic versions) and portions thereof.

5.4Further Disclosure.    Executive shall promptly disclose to the Company all ideas, inventions, computer programs, and discoveries, whether or not patentable or copyrightable, which she may conceive or make, alone or with others, during the Employment Period, whether or not during working hours, and which directly or indirectly:

(a)relate to matters within the scope, field, duties or responsibility of Executive’s employment with the Company; or

(b)are based on any knowledge of the actual or anticipated business or interest of the Company; or

(c)are aided by the use of time, materials, facilities or information of the Company.

Executive assigns to the Company, without further compensation, all rights, titles and interest in all such ideas, inventions, computer programs and discoveries in all countries of the world.  Executive recognizes that all ideas, inventions, computer programs and discoveries of the type described above, conceived or made by Executive alone or with others within six (6) months after termination of employment (voluntary or otherwise), are likely to have been conceived in significant part either while employed by the Company or as a direct result of knowledge Executive had of Confidential Information.  Accordingly, Executive agrees that such ideas, inventions or discoveries shall be presumed to have been conceived during her employment with the Company, unless and until the contrary is clearly established by Executive.

5.5Non-Solicitation Restriction.  To protect the Confidential Information, and in the event of Executive’s termination of employment for whatever reason, it is necessary to enter into the following restrictive covenants which are ancillary to the enforceable promises between the Company and Executive in this Agreement.  Executive hereby covenants and agrees that she will not, directly or indirectly, either individually or on behalf of any other Person, or in any other manner or capacity whatsoever, except on behalf of the Company or an Affiliate, solicit business, or attempt to solicit business, in products or services competitive with any products or services provided by the Company or any Affiliate, from the Company’s or Affiliate’s partners or clients (or any prospective partner or client) as of the Termination Date, or any other Person with whom the Company or Affiliate did business, or had a business relationship with, within the one (1) year period immediately preceding the Termination Date.

5.6No-Recruitment Restriction.  The Executive shall not, directly or indirectly, for herself or any other Person, induce any employee of the Company of any of its Affiliates to terminate his or her employment with the Company or such Affiliates, or hire or assist in the hiring of any such employee by any Person not affiliated with the Company, unless such employee has terminated employment with the Company and its Affiliates for at least sixty (60) days before such initial solicitation.  These nonsolicitation obligations shall apply during the period that the Executive is employed by the Company and during the one-year period commencing on the Termination Date.  Notwithstanding the foregoing, the provisions of this Section 5.6 shall not restrict the ability of the Company or its Affiliates to take any action with respect to the employment or the termination of employment of any of its employees, or for the Executive to participate in her capacity as an officer of the Company.

5.7Reserved.

5.8Reformation.  It is expressly understood and agreed that the Company and the Executive consider the restrictions contained in this Article 5 to be reasonable and necessary to protect the Confidential Information and the reasonable business interests of the Company or its Affiliates.  Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified, to be fully enforced in the geographic area and for the time period to the full extent permitted by law.

5.9Conflicts of Interest.  In keeping with her fiduciary duties to Company, Executive hereby agrees that she shall not become involved in a conflict of interest, or upon discovery thereof, allow such a conflict to continue at any time during the Employment Period.  Moreover, Executive agrees that she shall abide by the Company’s Code of Conduct, as it may be amended from time to time, and immediately disclose to the CEO or Board any known facts which might involve a conflict of interest of which the CEO or Board was not aware.

5.10Remedies.  Executive acknowledges that the restrictions contained in this Article 5, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, and that any violation of this Agreement would result in irreparable injury to the Company.  In the event of a breach or a threatened breach by Executive of any provision of Article 5, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach.  Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs.  These covenants and disclosures shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.

The Executive acknowledges that money damages would not be sufficient remedy for any breach of Article 5 by the Executive, and the Company shall also be entitled to specific performance as an available remedy for any such breach or any threatened breach.  The remedies provided in this Section 5.10 shall not be deemed the exclusive remedies for a breach of Article 5, but shall be in addition to all remedies available at law or in equity.

5.11No Disparaging Comments.  Executive and the Company shall refrain from any criticisms or disparaging comments about each other or in any way relating to Executive’s employment or separation from employment; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or any of its Affiliates, or by the Executive, to any state or federal law enforcement agency.  The Company and Executive will not be in breach of this covenant solely by reason of testimony or disclosure that is required for compliance with applicable law or regulation or by compulsion of law.  A violation or threatened violation of this prohibition may be enjoined by a court of competent jurisdiction.  The rights under this provision are in addition to any and all rights and remedies otherwise afforded by law to the Parties.

Executive acknowledges that in executing this Agreement, she has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution or any other state constitution which may be deemed to apply) rights to disclose, communicate, or publish disparaging information or comments concerning or related to the Company or its Affiliate; provided, however, nothing in this Agreement shall be deemed to prevent Executive from testifying fully and truthfully in response to a subpoena from any court or from responding to an investigative inquiry from any governmental agency.

ARTICLE 6

GENERAL PROVISIONS

6.1Matters Relating to Section 409A of the Code.  If the payment of any compensation or other benefit provided under this Agreement or the Separation Agreement would be subject to additional taxes and interest under Section 409A of the Code (“Section 409A”), then such provision is intended to be written, administered, interpreted and construed in a manner such that no such benefit becomes subject to (a) the gross income inclusion under Section 409A or (b) the interest and additional tax under Section 409A (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of the Section 409A Penalties.  If any provision of this Agreement would cause Executive to incur the Section 409A Penalties, the Company may, after consulting with Executive, reform such provision to comply with Section 409A or to preclude imposition of the Section 409A Penalties, to the full extent permitted under Section 409A as determined by the Company.

6.2Withholdings; Right of Offset.  The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local, foreign, and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal employee deductions made with respect to Company’s employees generally, and (c) any advances made to Executive and owed to Company.

6.3Nonalienation.  The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Executive, her dependents or beneficiaries, or to any other Person who is or may become entitled to receive such payments hereunder.  The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any Person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such Person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

6.4Incompetent or Minor Payees.  Should the Compensation Committee determine, in its discretion, that any Person to whom any payment is payable under this Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder, notwithstanding any other provision of this Agreement to the contrary, may be made in any one or more of the following ways:  (a) directly to such Person; (b) to the legal guardian or other duly appointed personal representative of the individual or the estate of such Person; or (c) to such adult or adults as have, in the good faith knowledge of the Compensation Committee, assumed custody and support of such Person; and any payment so made shall constitute full and complete discharge of any liability under this Agreement in respect to the amount paid.

6.5Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), and this Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.  As used in this Agreement, “Company” shall mean the Company as previously defined and any successor by operation of law or otherwise, as well as any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement.  Except as provided in the preceding provisions of this Section 6.5, this Agreement, and the rights and obligations of the Parties hereunder, are personal in nature and neither this Agreement, nor any right, benefit, or obligation of either Party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the written consent of the other Party.

6.6Notice.  Each Notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below or under that Party’s signature on this Agreement, or at such other address as the recipient has designated by Notice to the other Party.

To the Company:VAALCO Energy, Inc.

9800 Richmond Avenue, Suite 700

Houston, Texas  77042

Attention:  Eric J. Christ

Vice President, General Counsel & Corporate Secretary

To Executive:Gayla Cutrer

(as set forth below her signature)

Each Notice or communication so transmitted, delivered, or sent (a) in person, by courier or messenger service, or by certified United States mail (return receipt requested) shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal), or (b) by telecopy or facsimile shall be deemed given, received, and effective on the date of actual receipt (with the confirmation of transmission being deemed conclusive evidence of receipt, except where the intended recipient has promptly Notified the other Party that the transmission is illegible). Nevertheless, if the date of delivery or transmission is not a Business Day, or if the delivery or transmission is after 4:00 p.m. (local time at the recipient) on a Business Day, the Notice or other communication shall be deemed given, received, and effective on the next Business Day.

6.7Severability.  It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction, the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement.  This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

6.8No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and to their respective successors and permitted assigns as provided hereunder, but otherwise this Agreement shall not be for the benefit of any Persons who are third parties.

6.9Waiver of Breach.  No waiver by either Party of a breach of any provision of this Agreement by the other Party, or of compliance with any condition or provision of this Agreement to be performed by the other Party, will operate or be construed as a waiver of any subsequent breach by the other Party or any similar or dissimilar provision or condition at the same or any subsequent time.  The failure of either Party to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.

6.10Survival of Certain Provisions.  Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement and following the Termination Date.

6.11Entire Agreement; Amendment and Termination.  This Agreement contains the entire agreement of the Parties with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties concerning the subject matter hereof.  This Agreement may be amended, waived or terminated only by a written instrument that is identified as an amendment, waiver or termination hereto and that is executed by or on behalf of each Party.

6.12Interpretive Matters.  In the interpretation of the Agreement, except where the context otherwise requires:

(a)Headings.  The Agreement headings are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(b)The terms “including” and “include” do not denote or imply any limitation.

(c)The conjunction “or” has the inclusive meaning “and/or”.

(d)The singular includes the plural, and vice versa, and each gender includes each of the others.

(e)The term “month” refers to a calendar month.

(f)Reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof.

(g)The words “herein”,  “hereof”,  “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision;

(h)All amounts referenced herein are in U.S. dollars.

6.13Governing Law; Jurisdiction.  All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Texas, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Texas.  Jurisdiction and venue of any action or proceeding relating to this Agreement shall be exclusively in the federal and state courts of competent jurisdiction in Houston, Texas, and the Parties hereby waive any objection to such venue including, without limitation, that it is inconvenient.

6.14Executive Acknowledgment.  Executive acknowledges that (a) she is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) she has read this Agreement and understands its terms and conditions, (c) she has had ample opportunity to discuss this Agreement with her legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party.  Executive represents that she is free to enter into this Agreement including, without limitation, that she is not subject to any covenant not to compete or other restrictive covenant that would conflict with her employment duties and covenants under this Agreement.

6.15Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one Party hereto, but together signed by both Parties.

[Signature page follows.]

IN WITNESS WHEREOF, Executive has hereunto set her hand and Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Effective Date.

WITNESS:EXECUTIVE:

Signature: /s/ Jessica CatterSignature: /s/ Gayla Cuter

Name: Jessica CatterName:Gayla Cutrer

Date:October 29, 2015Date:October 29, 2015

Executive’s Address for Notices:

Ms. Gayla Cutrer

ATTEST:COMPANY:

VAALCO ENERGY, INC.

By: /s/ Jessica CatterBy: /s/ Steven P. Guidry

Name: Jessica CatterName: Steven P. Guidry

Date:  October 29, 2015Title: Chief Executive Officer

Date:  October 29, 2015

APPENDIX A

Definitions Appendix

1.“Affiliate” has the same meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended from time to time.

2. “Board” means the then-current Board of Directors of the Company.

3. “Business Day” means any Monday through Friday, excluding any such day on which banks are authorized to be closed in Texas.

4. “CEO” means the then-current Chief Executive Officer of the Company.

5. “Code” means the Internal Revenue Code of 1986, as amended.

6. “Compensation Committee” means the then-current Compensation Committee of the Board.

7. “Confidential Information” means any information or material known to, or used by or for, the Company or an Affiliate (whether or not owned or developed by the Company or an Affiliate and whether or not developed by Executive) that is not generally known by other Persons in the same business as the Company or any of its Affiliates.  For all purposes of the Agreement, Confidential Information includes, but is not limited to, the following: all trade secrets of the Company or an Affiliate; all non-public information that the Company or an Affiliate has marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all non-public information concerning the Company’s or Affiliate’s products, services, prospective products or services, research, prospects, leases, surveys, seismic data, drilling data, designs, prices, costs, marketing plans, marketing techniques, studies, test data, leasehold and royalty owners, investors, suppliers and contracts; all business records and plans; all personnel files; all financial information of or concerning the Company or an Affiliate; all information relating to the Company’s operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Company or an Affiliate; all computer hardware or software manuals of the Company or an Affiliate; all Company or Affiliate training or instruction manuals; all Company or Affiliate electronic data; and all computer system passwords and user codes.

8. “Person”  means any individual, firm, corporation, partnership, company, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization committee, or other entity.

9. “Termination Date” means the date on which Executive’s employment terminates with the Company and all of its Affiliates.

APPENDIX B

TO

EMPLOYMENT AGREEMENT

CONFIDENTIAL SEPARATION and Release AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between VAALCO Energy, Inc. (the “Company”) and Gayla Cutrer, an employee and officer of the Company (“Employee”).  The Company and Employee may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, the Parties are subject to an employment agreement dated effective October 9, 2015 (the “Employment Agreement”); and

WHEREAS, the Parties agree that the employment of Employee with the Company (and all of its Affiliates) shall terminate on the Termination Date specified below, subject to terms and conditions of this Agreement; and

WHEREAS, the Parties desire to completely resolve any and all disputes or potential disputes that may exist between them concerning Employee’s employment, separation from employment, and otherwise; and

WHEREAS, the Company desires to provide consideration to Employee in the form of Separation Benefits (as defined in Section  1); and

WHEREAS, Employee is eligible to receive the Separation Benefits, the receipt of which is conditioned upon Employee releasing the Company and the other Released Parties (as defined in Section  3) from all specified claims or causes of action that Employee may have against them through the date that Employee executes this Agreement as set forth on the signature page below (the “Release Effective Date”);

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations contained herein, and such other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby covenant and agree, with the intent to be legally bound, as follows:

1.Payment Acknowledged.  In consideration for entering into this Agreement, the Company will provide to Employee the separation benefits specified in Exhibit I to this Agreement (the “Separation Benefits”).  The Lump Sum Severance Payment, as described in Exhibit I, will be made in a single cash payment within ten (10) business days after the end of the revocation period specified in Section 17 following the Termination Date (as defined in Section 3).

The Separation Benefits will be net of all applicable federal, state and local taxes as required by law and any other required withholdings. In addition, by entering into this Agreement, Employee agrees that the Separation Benefits will be reduced by any amount that Employee owes the Company as of the Termination Date.  All other benefits provided by the Company or its Affiliates to Employee shall cease upon the Termination Date, unless otherwise expressly provided by the express terms of such benefits  plans or programs.

2.Termination of Employment.  Effective as of 5:00 p.m. (Central Time) on January 2, 2016 (“Termination Date”), Employee’s employment with the Company and all of its Affiliates shall terminate.  The term “Affiliate” means any Person, controlling, controlled by, or under common control with the Company.  For purposes of this definition, the terms “controlling, controlled by, or under common control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of another person or entity.  Whether any Person is an Affiliate will be determined by the Company.  For purposes of the Agreement, the term “Person” means any individual, firm, corporation, partnership, company, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization committee, or other entity.

3.Purpose.  The purpose of this Agreement is to provide for the orderly termination of the employment relationship between the Parties, and to voluntarily resolve any actual or potential disputes, claims or causes of action that Employee has or might have, whether known or unknown, as of the Release Effective Date (as defined above), against (a) the Company and its Affiliates, and its and their owners, partners, parents, directors, officers, employees, agents, attorneys, representatives, employee benefits plans, plan fiduciaries, insurers, predecessors, successors, and assigns, and (b) all compensation and benefit plans and programs sponsored or maintained by the Company and the administrators, trustees, insurers, and fiduciaries of such plans and programs (hereinafter, all the Persons in clauses (a) and (b) being individually and collectively referred to as the “Released Parties”).  Neither the fact that this Agreement has been proposed or executed, nor the terms of this Agreement, are intended to suggest, or should be construed as suggesting, that the Released Parties have acted unlawfully or violated any federal, state or local law or regulation, or any other duty, policy or contract.

4.No Other Payments.  Employee understands and agrees that the Company shall make no other payments hereunder to Employee, other than the Separation Benefits, and shall have no other obligations to Employee except as described in this Agreement.  Employee acknowledges that Employee has no right to seek, and will not seek, any additional or different compensation or consideration for executing or performing under this Agreement.  Employee acknowledges that the Separation Benefits are in addition to anything of value to which Employee would otherwise be entitled to receive by virtue of Employee’s employment or separation from employment, excepting any benefits that Employee is entitled to receive under the Company’s employee benefit plans or programs following termination of employment, as provided under the express terms and conditions of such plans or programs, and without regard to the Separation Benefits described in this Agreement.

5.Neutral Employment Reference.  The Company shall provide a neutral employment reference to any potential employers that consider the employment of Employee and that seek information concerning the reasons for the departure of Employee.  A “neutral employment reference” means that the Company will provide to any such potential employers the identity of the positions held by Employee, the dates of Employee’s employment with the Company, and the Employee’s last rate of compensation.  Employee should direct any potential employers to the Company’s Human Resources Department in Houston, Texas, for employment references.

6.No Admission of Liability.  Employee understands and agrees that this Agreement shall not in any way be construed as an admission by the Company, or by any of the other Released Parties, of any unlawful or wrongful acts whatsoever against Employee or any other Person.  The Released Parties specifically disclaim any liability to, or wrongful acts against, Employee or any other Person.

7.Tax Consequences.  The Company has made no representations to Employee regarding the tax consequences of the Separation Benefits or any other benefit under this Agreement.  Employee understands, acknowledges, and agrees that Company cannot, and does not, provide tax advice to Employee.  Any tax-related information that has been provided, or will be provided, to Employee is solely for informational purposes and should not be relied upon by Employee.  Employee is advised to retain a competent and qualified tax adviser to advise Employee on the tax consequences associated with Employee’s termination of employment and receipt of Separation Benefits from the Company.

8.Non-Disclosure Obligations.  Employee shall not, without first obtaining the express written consent of the Chief Executive Officer of the Company (“CEO”) or the Board of Directors of the Company (“Board”), or being compelled to do so by a court of competent jurisdiction or a government entity under compulsion of law, disclose the existence or terms of this Agreement, nor the substance of the negotiations leading to this Agreement, to any other Person; save and except to Employee’s spouse, personal attorney, personal accountants, personal tax preparer, and/or the appropriate taxing authorities (each of whom will then be deemed governed by the non-disclosure agreement herein to the extent permitted by applicable law, and Employee will be responsible for any such improper disclosure by such Persons).

Employee acknowledges and agrees that Employee (a) was exposed to and received valuable and proprietary Confidential Information (as defined in the Employment Agreement) and (b) agreed to preserve and protect the confidential nature of the Confidential Information.  Employee also agrees to continue to abide by the Company’s confidentiality policies and any agreement regarding confidentiality that Employee has with the Company including, without limitation, Employee’s continuing obligations under the Employment Agreement and the Company’s Code of Business Conduct and Ethics.  Employee shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information.

Employee expressly acknowledges that Employee’s breach of the obligations contained in this Section  8 will likely cause irreparable and substantial harm to the Company and, therefore, such obligations may be enforced by injunctive relief or monetary damages, if available, or any other remedy available at law or equity.  In the event of any uncertainty regarding Employee’s obligations contained in this Section  8, Employee agrees to contact the CEO, in writing, regarding such uncertainty and to seek a good faith clarification and/or resolution of Employee’s obligations under this Section  8.  In the event Employee becomes reemployed following Employee’s termination of employment, Employee agrees to promptly and effectively disclose such confidentiality provisions, but not the Agreement itself, to Employee’s new employer(s).

9.Non-Disparagement.  As provided in the Employment Agreement, Employee has agreed not to disclose, communicate, or publish any disparaging or negative information, writings, electronic communications, comments, opinions, facts, or remarks, of any kind, about the Company and/or any of the other Released Parties following the Termination Date.

10.Non-Solicitation and Non-Recruitment.  Employee acknowledges and agrees that the position Employee held with the Company was a position of trust which allowed Employee to develop relationships with employees of the Company and its Affiliates, and to have insight into such work relationships.  As such, Employee has agreed to the non-solicitation and non-recruitment covenants as set out in the Employment Agreement.

Should Employee violate any of her non-solicitation or non-recruitment obligations or covenants, then Employee’s entitlement to the payment of any monies under this Agreement will cease, the Company may recover from Employee all monies previously paid to Employee under this Agreement, with the exception of one hundred dollars ($100.00), which amount shall constitute an irrevocable amount of consideration supporting this Agreement and, moreover, the Company or an Affiliate may seek any further relief, legal or equitable, that might be  available to it under any applicable law.

11.Duty to Return Company Documents and Property.  As provided in the Employment Agreement, Employee agrees that Employee shall:  (a) not take, retain, copy, alter, destroy, or delete any files, documents or other materials whether or not embodying or recording any Confidential Information, including copies, without obtaining the advance written consent of an authorized Company representative; (b) promptly return to the Company all Confidential Information, documents, files, records and tapes (written or electronically stored) that are in Employee’s possession or control regarding the Company and its Affiliates; and (c) not use or disclose such materials in any way or in any format, including written information in any form, including information stored by electronic means, and any copies of these materials.  Employee further agrees that, following the Termination Date and as provided in the Employment Agreement, Employee will immediately return to the Company all property of the Company or its Affiliates.

12.Remedies.  Employee acknowledges that (a) the restrictions contained in this Agreement, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, and (b) any violation of this Agreement could result in irreparable injury to the Company or an Affiliate.  In the event of a breach or a threatened breach by Employee of any provision of Sections  8 through 11, the Company will be entitled to a temporary restraining order and injunctive relief restraining Employee from the commission of any breach.  Nothing contained in this Agreement should be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach.

Employee further understands and agrees that if Employee, or someone acting on her behalf, should file, or cause to be filed, any claim, charge, complaint, or action against the Company and/or any other Released Parties subject to the release of claims in Section 15, Employee expressly waives any and all rights to recover any damages or other relief from the Company and/or any other Released Parties including, without limitation, costs and attorneys’ fees.

13.Participation in EEOC Investigations.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement is not intended to prevent or otherwise interfere with the Employee’s rights to file a charge with the EEOC or any similar federal, state or local agency in connection with any claim that Employee believes she may have against the Company or its Affiliates, or to cooperate or provide truthful testimony to the EEOC or any similar federal, state or local agency with respect to any investigation.    However, under this Agreement, Employee does hereby waive her right to monetary or any other recovery in the event that any charge Employee files is pursued by the EEOC or any similar federal, state or local agency on Employee’s behalf arising out of or related to her employment or the termination of such employment, unless otherwise required under applicable law.

The EEOC and any similar, federal, state or local agency has the authority to carry out their statutory duties and may investigate a charge, issue a determination, file a lawsuit in federal or state court in their own name or take other action authorized under applicable statutes.  Employee retains the right to participate in such an action and communicate with the EEOC and any comparable state or local agency, and such communication may be initiated by Employee or by the government agency and, in addition, the non-disparagement clause in Section  9 hereof and in the Employment Agreement does not limit those rights.

14.Employee Representations.  Employee expressly agrees to and acknowledges, confirms and represents to the following, and intends for the Company to rely upon the following in entering this Agreement:

(a)As of the Release Effective Date, Employee has not filed any complaints, charges, claims or actions against the Company or any of the other Released Parties with any court, agency, or commission regarding the matters encompassed by this Agreement.

(b)Employee, by entering into this Agreement, is releasing the Released Parties from any and all claims that Employee may have against them under federal, state, or local laws, which have arisen on or before the Release Effective Date.

(c)Employee, by entering into this Agreement, is waiving all claims that Employee may have against the Released Parties under the federal Age Discrimination in Employment Act of 1967, as amended (i.e., 29 USC § 621 et seq.), which have arisen on or before the date of execution of this Agreement.

(d)Employee has reviewed all aspects of this Agreement, and has carefully read and fully understands this Agreement.

(e)Employee has been hereby advised to consult with an attorney before signing this Agreement.

(f)Employee is knowingly and voluntarily entering into this Agreement, and has relied solely and completely upon Employee’s own judgment and, if applicable, the advice of Employee’s attorney before entering into this Agreement.

(g)Employee is not relying upon any representations, promises, predictions, projections, or statements made by or on behalf of the Company or any of the other Released Parties, other than those that are specifically stated in this Agreement.

(h)Employee acknowledges that this Agreement shall be binding on Employee, and on Employee’s spouse, heirs, administrators, representatives, executors, successors and assigns.

(i)Employee agrees that this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against, any of the Parties.

(j)Employee does not waive rights or claims that may arise after the Release Effective Date.

(k)Employee will receive payment of consideration under this Agreement that is beyond what Employee was entitled to receive before entering into this Agreement.

15.Release.  Employee, on behalf of herself, and her heirs, executors, administrators, dependents, spouse, beneficiaries, successors and assigns (individually and collectively, the “Releasing Parties”), hereby fully, unconditionally and forever release, acquit and discharge the Released Parties, jointly and severally, from and against any and all claims, demands, actions, lawsuits, grievances, liabilities, and obligations of any nature whatsoever that the Releasing Parties had, have or may ever have against the Released Parties, or that might be assigned by the Releasing Parties, whether known or unknown, fixed or contingent, as of the Release Effective Date.  Employee acknowledges, understands and agrees that this Agreement specifically includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims arising under any federal, state or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation or any other form of discrimination, harassment, hostile work environment or retaliation (including, without limitation, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Americans with Disabilities Act Amendments Act of 2008, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Genetic Information and Nondiscrimination Act of 2008, the Patient Protection and Affordable Care Act of 2010, the Consolidated Omnibus Budget Reconciliation Act of 1985, all amendments to any of these above-referenced laws, and any other federal, state or local laws of any jurisdiction; (d) claims under any other federal, state, local, municipal or common law whistleblower protection, discrimination, wrongful discharge, anti-harassment or anti-retaliation statute or ordinance; (e) claims arising under ERISA; or (f) any other statutory or common law claims related to Employee’s employment or separation from employment with the Company and its Affiliates.  Employee further represents that, as of the Release Effective Date, she has not been the victim of any illegal or wrongful acts by any of the Released Parties, including, without limitation, discrimination, retaliation, harassment or any other wrongful act based on sex, age, race, religion, or any other legally protected characteristic.

The release contained in this Section 15 does not include the following:  (a) a claim for which the facts giving rise to such claim first occurred after the Release Effective Date; (b) any eligibility to receive continuation of health care coverage to the extent required under COBRA; (c) any vested benefit under a qualified retirement plan or long term incentive plan of the Company or an Affiliate; (d) any claim for worker’s compensation benefits that is currently pending as of the date of this Agreement; (e) any accrued and unused vacation benefits; (f)  any salary or wages earned up to and through the Termination Date; (g) a right, if any, to be indemnified by the Company or any Affiliate in her capacity as a director, officer or employee of the Company or any Affiliate to the extent provided under the terms and conditions of any corporate procedure or policy, or insured under any applicable liability policy, as each may be amended from time to time, in the event that a third party brings a claim of liability against Employee; and (h) any claim challenging the validity of this release under the federal Older Workers Benefit Protection Act.

16.Twenty-one Days to Consider Offer of Termination Benefits.  Employee shall have a period of twenty-one (21) days to consider whether to sign this Agreement.  Although Employee may sign this Agreement prior to the end of the 21-day period, she may not sign this Agreement on or before the Termination Date.  In addition, if Employee signs this Agreement prior to the end of the 21-day period, she shall be deemed, by doing so, to have certified and agreed that the decision to make such election prior to the expiration of such 21-day period is knowing and voluntary and was not induced by the Company through:  (a) fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the end of the 21-day period, or (b) an offer to provide different terms or benefits in exchange for signing this Agreement prior to the expiration of the 21-day period.  The procedure for Employee to accept this Agreement is to return a fully executed, dated, and witnessed Agreement to the CEO (or his delegate) prior to the deadline.

17.Seven Day Revocation Period.  Employee may revoke this Agreement at any time within seven (7) days after Employee returns a signed copy pursuant to Section 16.  To revoke the Agreement, Employee must deliver written notification of such revocation to the attention of the CEO (or his delegate) within seven (7) days after the date that Employee signs this Agreement.  Employee further understands that if Employee does not revoke the Agreement within seven (7) days following execution (excluding the date of execution), the Agreement will become effective and binding on the Parties, and fully enforceable by the Parties, as of the date of execution.

18.Agreement not to Sue.  Except as required by law that cannot be waived, including but not limited to the rights afforded to Employee under Section 13, Employee agrees that she will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other Person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or claim before any court, agency or tribunal against the Company or any Affiliate arising from, concerned with, or otherwise relating to, in whole or in part, Employee’s employment or separation from employment with the Company, or any of the matters discharged and released in this Agreement.

19.Breach by Employee.  In the event that Employee breaches this Agreement, the Released Parties may seek all remedies specifically identified in this Agreement or otherwise available at law and equity including, without limitation, specific performance of the Agreement.  In the event that Employee breaches or repudiates this Agreement, Employee may be required, at the Company’s option, either to compensate the Company for all damages incurred as a result, or to return a sum of money representing the Separation Benefits, with the exception of one hundred dollars ($100.00), which amount shall constitute an irrevocable amount of consideration supporting this Agreement.  This option of the Company, however, does not apply to any claims made by or on behalf of Employee under the federal Age Discrimination in Employment Act or the federal Older Workers’ Benefit Protection Act.  In the case of any such claims under those statutes, the Company and other Released Parties may receive only those remedies specifically allowed under such statutes.

20.Severability.  The Parties fully intend that this Agreement comply with all applicable laws and legal requirements.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or otherwise unenforceable, the Agreement shall first be reformed to make the provision at issue enforceable and effective to the full extent permitted by law.  Further, if a court should determine that any portion of this Agreement is unenforceable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found to be unenforceable.  If such reformation is not possible, all remaining provisions of this Agreement shall otherwise remain in full force and effect and shall be construed as if such illegal, invalid, or unenforceable provision had not been included herein.

21.Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective heirs, executors, beneficiaries, personal representatives, successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any third parties.

22.Entire Agreement; Amendment.  This Agreement sets forth the entire agreement of the Parties and fully supersedes and replaces any and all prior agreements, promises, representations, or understandings, written or oral, between the Company (and any other Released Party) and the Employee that relates to the subject matter of this Agreement, unless referenced in this Agreement and, therefore, incorporated into this Agreement by reference.  Employee acknowledges that in executing this Agreement, (a) Employee does not rely, and has not relied, upon any oral or written representation, promise or inducement by the Company and/or any of the other Released Parties, except as expressly contained in this Agreement, and (b) there is no presumption regarding the interpretation or construction of this Agreement against its drafter.  Employee understands and agrees that she is precluded from bringing any fraud or similar claim against the Company or any of the other Released Parties associated with any such communications, representations, promises or inducements.  This Agreement may be amended or modified only by a written instrument identified as an amendment hereto that is executed by both Parties.

23.Survival of Certain Provisions.  Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.

24.Choice of Law and Forum.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, but without regard to principles of conflict of laws that might direct the application of the law of another forum.  Any action to enforce the provisions of this Agreement, or otherwise relating to this Agreement, must be brought in any court of competent jurisdiction in Houston, Texas, and the Parties hereby waive any objection to such venue including, without limitation, that it is inconvenient.

25.Waiver of Jury Trial.  THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT OR ANY CLAIM HEREUNDER, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY

FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THE AGREEMENT OR ANY CLAIM HEREUNDER SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION PURSUANT TO SECTION 24 BY A JUDGE SITTING WITHOUT A JURY.

26.Relief.  The Parties understand and agree that if a violation of any term of this Agreement is asserted, the Party who asserts such violation shall have the right to seek specific performance of that term and/or any other necessary and proper relief as permitted by law or equity, including but not limited to, damages awarded by any court of competent jurisdiction, and the prevailing Party shall be entitled to recover its reasonable costs and attorneys’ fees.

27.Waiver.    A Party’s waiver of any breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any later breach of the same or other provision by such Party.

28.Counterparts.  The Parties agree that the Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

PLEASE READ CAREFULLY BEFORE SIGNING

•Employee acknowledges that she has carefully read and understands the terms of this Agreement and all of Employee’s promises and obligations hereunder.

•Employee acknowledges that she has been advised to review this Agreement with an attorney before signing it.

•Employee acknowledges that she has been given at least 21 days to consider whether to sign this Agreement.  Employee acknowledges that if she signs this Agreement before the end of the 21-day period, it will be her own personal and voluntary decision to do so.

•Employee understands that this Agreement will not become effective or enforceable until after the 7-day revocation period has expired.  The Company will have no obligations to Employee under this Agreement if she revokes the Agreement during such 7-day period.

[Signature page follows.]

Please review this document carefully as it includes a release of claims.

IN WITNESS WHEREOF, the Employee has entered into this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Release Effective Date that this Agreement is executed by Employee as set forth beneath her signature below.

This document was presented to Employee on October ____, 2016.

Although Employee may sign this Agreement prior to the end of the 21-day period, Employee may not sign this Agreement on or before the Termination Date.

EMPLOYEEWITNESS

Employee SignatureWitness Signature

Title:

Printed Name: Gayla CutrerPrinted Name:

Date:Date:

(the “Release Effective Date”)

COMPANY*

By:

Printed Name:

Title:

Date:

Address for notices:

VAALCO Energy, Inc.

9800 Richmond Avenue

Suite 700

Houston, TX  77042

Attn: General Counsel

*Note:  The Company officer should sign after the Employee has signed this Agreement.

Exhibit I

Consideration for Release Agreement

In consideration for entering into this Agreement, the Company will provide the Employee with the Separation Benefits specified below in accordance with the terms and conditions of this Agreement:

(1)Cash Payment for COBRA Premium.  Employee will receive a cash payment of in the aggregate amount of $9,538.12, representing an estimate of the Employee’s payment of COBRA continuation payments for a period of four (4) months.  This payment shall be paid in a single cash amount, less applicable withholdings, on January 2, 2016, provided that Employee executes this Agreement in the 21-day consideration period, this Agreement has not been revoked, and is no longer subject to revocation by Employee.

(2)Eligibility for 2015 Annual Bonus.  Employee will be eligible to receive a cash bonus under the terms and conditions of the Company’s 2015 Bonus Plan, as provided pursuant to Section 3.2 of the Employment Agreement.  The amount of any cash bonus that is awarded to Employee for the 2015 calendar year shall be determined by the Compensation Committee.

(3)Vesting of Incentive Outstanding Awards.  All unvested shares of restricted stock under the Company’s long-term incentive plans previously awarded to Employee shall vest on January 2, 2016, provided that Employee executes this Agreement in the 21-day consideration period, this Agreement has not been revoked, and is no longer subject to revocation by Employee. For the avoidance of doubt, Employee has previously been awarded the following unvested shares of restricted stock:

Grant Date: March 4, 2014

Unvested Shares of Restricted Stock: 6,667

Grant Date: March 3, 2015:

Unvested Shares of Restricted Stock: 18,100

If any award agreements governing any unvested stock option awards under the Company’s long-term incentive plans call for the acceleration of such unvested stock options upon Employee’s retirement, such unvested stock options shall vest on Employee’s Termination Date. Any unexercised stock options shall continue to be exercisable for the periods as set forth in the applicable stock option award agreement.